Exhibit 10.3

One Penn Plaza, Suite 19th Floor

New York, NY 10119

(212) 845-8200

May 1, 2015

Dr. Samir Patel

c/o Ophthotech Corporation

One Penn Plaza, Suite 19th Floor

New York, NY 10119

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Samir:

This Third Amended and Restated Employment Agreement (the “Agreement”) is made and entered into this April 30, 2015 (the “Effective Date”), by and between Ophthotech Corporation (“Company”), and Samir Patel, M.D. (“Executive”).

WHEREAS, Company wishes to continue to employ Executive as its President pursuant to the terms and conditions set forth herein;

WHEREAS, Company and Executive are party to a Second Amended and Restated Employment Agreement dated August 27, 2013 (such date, the “Existing Effective Date” and such agreement, the “Existing Agreement”) and desire to amend and restate the Existing Agreement in its entirety;

WHEREAS, Executive possesses the necessary skills to fulfill this position and has agreed to accept such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive and Company desire to enter into a formal agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.                                      Duties. Subject to the terms and conditions of this Agreement, Company will continue to employ Executive as its President, reporting directly to the Company’s Chief Executive Officer and subject further to the general oversight of the Company’s Board of Directors (the “Board”). Executive’s primary focus and duties will relate to the Company’s clinical operations, clinical strategy and regulatory affairs. Executive shall perform such other duties and have such powers customarily associated with Executive’s position in companies of similar type, size and structure as the Company as determined from time to time by the Company’s Chief Executive Officer or the Board. Executive accepts such continued employment upon the terms and conditions set forth herein. During Executive’s employment, Executive will devote substantially all of his business time to the business and affairs of Company, provided that nothing contained in this Section will prevent or limit Executive’s right to manage his personal investments, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Executive may participate in civic and charitable activities so long as such activities do not interfere with Executive’s performance of his duties hereunder. The parties acknowledge that, as of the Effective Date, Executive will remain as a director of the Company and as Vice Chairman of the Board, in each case to serve in accordance with the Company’s Amended and Restated By-laws, as amended and/or restated from time to time.

2.                                      Term of Employment.

(a)                                 Term. Subject to the terms hereof, Executive’s employment will continue until the next anniversary of the Existing Effective Date (the “Current Term”) provided that on each anniversary of the Existing Effective Date, the term of Executive’s employment hereunder will be automatically extended for an additional period of one year (each a “Subsequent Term”) unless either Executive or Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the relevant anniversary of the Existing Effective Date. The Current Term and any Subsequent Term are referred to herein collectively as the “Term.”

(b)                                 Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:

(i)                                    Expiration of the Term. If a Non-Renewal Notice has been given pursuant to Section 2(a), immediately upon expiration of the Term;

(ii)                                Death. Immediately upon Executive’s death;

(iii)                            Termination by Company.

(A)                               If because of Executive’s Disability (as defined below), written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;

(B)                               If for Cause (as defined below), written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in such notice; or

(C)                               If by Company for reasons other than under Sections 2(b)(iii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective on such date specified in the written notice.

(iv)                             Termination by Executive.

(A)                               If for Good Reason (as defined below), written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective as set forth in the notice described in Section 2(e); or

(B)                               If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice, provided that Company may, in its sole discretion, either direct Executive not to come into the office during this 90-day period or pay Executive in lieu of 90 days’ notice an amount equal to the Base Salary that would otherwise be payable to him for such period, in which case Executive’s employment shall terminate on the date of such payment.

For the avoidance of doubt and notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)                                  Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to further perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health will be determined by the Board after consultation with a medical expert appointed by mutual agreement between Company and Executive, and Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid.

(d)                                 Definition of “Cause”. For purposes hereof, “Cause” shall mean that: (i) Executive failed to attempt in good faith, refused or willfully neglected to perform and discharge Executive’s material duties and responsibilities; (ii) Executive has been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude; (iii) Executive breached his fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging Executive’s duties to the Company; (iv) Executive undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (v) Executive materially breached any material provision of this letter or any other agreement with the Company; or (vi) Executive materially breached any material provision of any Company code of conduct or ethics policy. Notwithstanding the foregoing, “Cause” shall not be deemed to have occurred unless: (A)

the Company provides Executive with written notice that it intends to terminate his employment hereunder for one of the grounds set forth in subsections (i), (v) or (vi) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) the Company terminates Executive’s employment within six (6) months from the date that Cause first occurs.

(e)                                  Definition of “Good Reason”. For purposes hereof, “Good Reason” shall mean, without Executive’s written consent: (i) any change in Executive’s position or reporting relationship with the Company that diminishes in any material respect Executive’s authority, duties or responsibilities; provided that Executive’s ceasing to serve as Vice Chairman of the Board or as a director of the Company for any reason shall not by itself constitute Good Reason; (ii) any material reduction in Executive’s base compensation; (iii) a material change in the primary geographic location at which services are to be performed by Executive (unless the new location is closer to Executive’s primary residence than the prior location); or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) Executive provides the Company with written notice that Executive intends to terminate his employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates his employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3.                                      Compensation.

(a)                                 Base Salary. Effective January 1, 2015, Company will pay Executive an annualized base salary in the gross amount of four hundred eighty-six thousand four hundred and fifty dollars ($486,450) (the “Base Salary”), payable in equal semi-monthly installments in accordance with Company’s usual payroll practices. Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any benefit plan in which Executive participates.

(b)                                 Equity. For so long as Executive is employed hereunder, Executive shall be eligible to participate in all broad-based equity grants made to employees after the Effective Date, with the amounts, if any, and other terms thereof to be determined by the Board in its sole discretion based on performance and other criteria determined by the Board in its sole discretion.

(c)                                  Annual Bonus. Following the end of each calendar year during the Term (the “Bonus Year”) beginning with the 2015 Bonus Year, Executive shall be eligible to receive a discretionary annual performance and retention bonus (the “Annual Bonus”) of up to fifty-five percent (55%) of Executive’s then-current Base Salary, based on his achievement and Company’s achievement of performance objectives to be developed each year by the Board, as determined by the Board in its sole discretion. The amount, if any, of the Annual Bonus shall be determined by the Board in its sole discretion, and shall be paid to Executive at the same time as bonuses for other senior executives are paid for such Bonus Year in accordance with Company’s usual payroll practices. Executive must be employed by Company at the time that the Annual Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Bonus.

(d)                                 Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to similarly situated executives, provided that he is eligible under the plan documents governing those programs. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)                                  Vacation. Executive may take up to twenty (20) days of paid vacation per calendar year, to be scheduled to minimize disruption to Company’s operations. Vacation shall accrue ratably at the conclusion of each month of Executive’s employment hereunder, and up to five (5) days may be cashed in or carried over from one year to the next.

(f)                                   Withholdings. All compensation payable to Executive shall be subject to applicable taxes and withholdings.

4.                                      Reimbursement of Expenses. Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (“Section 409A”) shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

5.                                      Compensation Upon Termination.

(a)                                 Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)                                 Termination for Cause, by Executive Without Good Reason, as a Result of Executive’s Disability or Death, or as a Result of the Expiration of the Term. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, as a result of Executive’s Disability or death, or as the result of the expiration of the Term, Company will pay the Accrued Obligations to Executive by Company’s regular payday immediately following the effective date of such termination, and shall have no further obligations to Executive.

(c)                                  Termination Without Cause or For Good Reason in the absence of a Change in Control. If Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason before or more than twelve (12) months following a Change in Control Event (it being understood that a termination of Executive’s employment on or prior to the applicable anniversary of the Effective Time after the Company gives Executive a Non-Renewal Notice shall be treated as a termination by the Company without Cause for purposes of this Agreement), then: (i) Company will pay the Accrued Obligations to Executive by Company’s regular payday immediately following the effective date of such termination; (ii) subject to the conditions of Section 5(e), Company will (A) pay Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary, less standard employment-related withholdings and deductions, with such payments to be made in twelve equal monthly installments in accordance with Company’s usual payroll practices and beginning on the first regular pay date following the Payment Date (as defined below); (B) pay Executive a pro-rated portion of the bonus to which he would otherwise be entitled pursuant to Section 3(c) hereof for the year in which his employment terminates (without regard to whether the performance goals with respect to such target bonus have been established or met), less standard employment-related withholdings and deductions, which amount will be paid to Executive on the Payment Date, and (C) provided Executive elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimburse Executive for the monthly premium to continue such coverage for the lesser of the twelve (12) full calendar months immediately following the month in which the termination of Executive’s employment occurs and the end of the calendar month in which Executive becomes eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Act”) or Section 105(h) of the Code these payments shall be treated as taxable payments to Executive and Executive shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h); and (iii) the right to exercise any vested options held by Executive at the time of termination shall extend until three months after such termination (but in no event shall the exercise period extend beyond the maximum term of an option). For purposes hereof, “Change in Control Event,” shall have the meaning ascribed thereto in the Company’s 2013 Stock Incentive Plan.

(d)                                 Termination Without Cause or For Good Reason Within Twelve (12) Months of a Change in Control. If Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control Event (it being understood that a termination of Executive’s employment on or prior to the applicable anniversary of the Effective Time after the Company gives Executive a Non-Renewal Notice shall be treated as a termination by the Company without Cause for purposes of this Agreement) and provided that such Change in Control Event also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), then: (i)

Company will pay the Accrued Obligations to Executive by Company’s regular payday immediately following the effective date of such termination; (ii) subject to the conditions of Section 5(e), Company will (A) pay Executive an amount equal to eighteen (18) months of Executive’s then-current Base Salary, less standard employment-related withholdings and deductions, which amount shall be paid to Executive in a lump sum on the Payment Date; (B) pay Executive an amount equal to 1.5 times Executive’s bonus to which he would otherwise be entitled pursuant to Section 3(c) hereof for the year in which his employment terminates (without regard to whether the performance goals with respect to such target bonus have been established or met), less standard employment-related withholdings and deductions, which amount will be paid to Executive on the Payment Date, (C) provided Executive elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimburse Executive for the monthly premium to continue such coverage for the lesser of the eighteen (18) full calendar months immediately following the month in which the termination of Executive’s employment occurs and the end of the calendar month in which Executive becomes eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Healthcare Reform Act or Section 105(h) of the Code these payments shall be treated as taxable payments to Executive and Executive shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h); and (D) provide that any then-unvested equity awards held by Executive that vest solely based on the passage of time shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable; provided, however, that this equity award acceleration provision shall not supersede or replace any other provision in an agreement covering an equity award granted to Executive by the Company that is as least as beneficial to Executive; and (iii) the right to exercise any vested options held by Executive at the time of termination shall extend until three months after such termination (but in no event shall the exercise period extend beyond the maximum term of an option).

(e)                                  Release of Claims. Company shall not be obligated to pay Executive any of the compensation set forth in Section 5(c) or 5(d), as applicable, (other than the Accrued Obligations) unless Executive has timely executed (and not revoked) the separation agreement attached hereto as Exhibit A. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of Executive’s termination of employment (such 60th day, the “Payment Date”); provided, however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year.

(f)                                   No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 5 shall be the sole amounts owing to Executive upon termination of Executive’s employment for any reason. Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that he brings any claim against Company relating to the termination of his employment under this Agreement.

6.                                      Modified Cutback.

(a)                                 Notwithstanding any other provision of this Agreement, except as set forth in Section 6(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive. For purposes of this Section 6(a), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)                                 Notwithstanding the provisions of Section 6(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 6(b) shall be referred to as a “Section 6(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)                                  For purposes of this Section 6 the following terms shall have the following respective meanings:

(i)            “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)        “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)                                 Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 6(d). Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify

Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 6(b) Override is applicable. Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 6(b) Override is applicable. In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(e)                                  The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(f)                                   The provisions of this Section 6 are intended to apply to any and all payments or benefits available to Executive under this letter agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

7.                                      Prohibited Competition And Solicitation.

(a)                                 Acknowledgements; Definition Of Competition.

(i)                                    Executive acknowledges the competitive and proprietary aspects of the business of Company. Executive acknowledges that Company will furnish, disclose and make available to Executive Proprietary Information (as defined in the Invention and Non-Disclosure Agreement referenced in Section 8 below) related to Company’s business and that Company may provide Executive with unique and specialized knowledge and training. Executive also acknowledges that such Proprietary Information and specialized knowledge and training have been developed and will be developed by Company through the expenditure of substantial time, effort and money and that all such Proprietary Information, knowledge and training could be used by Executive to compete with Company.

(ii)                                As used herein, a business will be deemed “Competitive” with Company if it performs research, development or commercialization of pharmaceutical and diagnostic products for ocular diseases directed at the pdgf molecule and/or its receptor, the C5 molecule and/or its receptor, or the alpha 5/beta 1 integrin and/or its receptor, and all molecules with a direct mechanistic link to the above.

(b)                                 Covenant Not to Compete or Solicit. During Executive’s employment with the Company and until the date that is one (1) year after the termination of Executive’s employment with Company for any reason, Executive shall not, directly or indirectly, whether on behalf of Executive or another person, entity or third party, anywhere in the world, engage in the following conduct, without the prior written consent of Company:

(i)                                    As officer, director, principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be employed by, provide services to, or engage in or have a financial interest in any business which is Competitive with Company (other than as specifically permitted in Section 1);

(ii)                                Solicit, divert or appropriate or attempt to solicit, divert or appropriate, the business or patronage of any customers, business partners, or patrons of Company, or any prospective customers, business partners, or patrons with respect to which Company has made a sales presentation (or similar offering of services or business) within the one (1) year period preceding the date of Executive’s termination of employment with Company;

(iii)                            Solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to Company or any present or future parent, subsidiary or affiliate of Company to terminate their employment or other engagement with Company or any such parent, subsidiary or affiliate for any reason; or

(iv)                             Interfere with, or attempt to interfere with, the relations between Company and any customer, vendor or supplier to Company.

(c)                                  Reasonableness of Restrictions. Executive acknowledges that: (i) the types of employment which are prohibited by this Section 7 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to Company and other prospective employers; and (ii) the temporal and geographical scope of Section 7 is reasonable, legitimate and fair to Executive in light of Company’s need to market its services and sell its products in order to have a sufficient customer base to make Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn his livelihood.

8.                                      Confidentiality; Ownership of Ideas, Copyrights and Patents. Executive acknowledges and reaffirms the obligations set forth in the Invention and Non-Disclosure Agreement he executed on November 30, 2009, which remains in full force and effect.

9.                                      Specific Acknowledgements Regarding Sections 7 And 8.

(a)                                 Survival. Executive’s acknowledgments and agreements set forth in Sections 7 and 8 shall survive the termination of Executive’s employment with Company for any reason.

(b)                                 Severability. The parties intend Sections 7 and 8 of this Agreement to be enforced as written. However, if any portion or provision of such sections shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining portion and provision of such sections shall be valid and enforceable to the fullest extent permitted by law.

(c)                                  Modification And Blue Pencil. The parties agree and intend that the covenants contained in Sections 7 and 8 of this Agreement shall be deemed to be a series of separate covenants and agreements, and if any provision of such sections shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete (i.e., “blue pencil”) or modify the portion adjudicated to be invalid or unenforceable, to the extent necessary to cause the provision as amended to be valid and enforceable.

(d)                                 Irreparable Harm. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of Sections 7 or 8 of this Agreement will result in substantial, continuing and irreparable injury to Company. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 7 or 8. Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

(e)                                  Restrictive Period. If Executive violates any of the provisions set forth in Section 7, Executive shall continue to be bound by the restrictions set forth in such Section until a period equal to the period of restriction has expired without any violation.

10.                               Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive will: (a) return to Company all tangible Proprietary Information and copies thereof (regardless how such Proprietary Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

11.                               Code Section 409A.

(a)                                 If any of the benefits set forth in this Agreement are “deferred compensation” within the meaning of Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A before a distribution of such benefits can commence. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A and the guidance issued thereunder. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If any amount is to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment and if Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then,

(i)                                    each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible and shall be paid at the time set forth herein; and

(ii)                                each installment of the payments and benefits due this Agreement that is not described in Section 11(b)(i) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following his taxable year in which the separation from service occurs.

(iii)                            Any deferred compensation payments delayed in accordance with the terms of Section 11(b)(ii) shall be paid in a lump sum when paid and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Code.

(iv)                             The determination of whether and when Executive’s separation from service from Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section 11(b)(iv)., “Company” shall include all persons with whom Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. For purposes of clarification, this section shall not require any forfeiture of benefits on the part of Executive.

(d)                                 The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

12.                               General.

(a)                                 Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing. Notices to Company shall be sent to Ophthotech Corporation, One Penn Plaza, Suite 19th Floor, New York, NY 10119, Attention: Board of Directors, or to such other Company representative as the Board may specify in writing.

(b)                                 Entire Agreement. This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the Existing Agreement (which from and after the Effective Date shall be superseded by this Agreement, so that from and after the Effective Date the Existing Agreement shall have no further force or effect. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)                                 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)                                  Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(f)                                   Governing Law/Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York, without giving effect to the conflict of law principles thereof Both parties agree that any action, demand, claim or counterclaim in connection with any aspect of Executive’s employment or termination and/or the terms of this Agreement shall be resolved in a court of competent jurisdiction in New York by a judge alone, and both parties waive and forever renounce their rights to a trial before a civil jury.

(g)                                 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)                                 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

(i)                                    Acknowledgment. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAMIR PATEL, M.D.	OPHTHOTECH CORPORATION

/s/ Dr. Samir Patel	By:	/s/ Amy R. Sheehan
Signature		Name: Amy R. Sheehan
Address:		Title:	Executive Director, Human
Resources

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Ophthotech Corporation, a Delaware corporation (the “Company”), and Samir Patel, M.D. (the “Employee”) (together, the “Parties”), entered into a Third Amended and Restated Employment Agreement, dated May 1, 2015 (the “Employment Agreement”). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement. This is the release by Employee of all claims against the Releasees (as defined below) arising out of the Employee’s employment with or separation from the Company (the “Release”). The consideration for the Employee’s agreement to this Release consists of the severance payments and benefits set forth in Section 5(c) or 5(d), as applicable, of the Employment Agreement, which are conditioned on, among other things, termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason and effectiveness of this Release based on the Employee’s timely execution and non-revocation hereof.

1.                                      Tender of Release. This Release is automatically tendered to the Employee upon the termination of the Employee’s employment by the Company without Cause or by the Employee with Good Reason.

2.                                      Release of Claims. The Employee voluntarily, fully, forever, irrevocably and unconditionally releases and discharges the Company, its affiliates, subsidiaries and parent companies and each of their predecessors, successors, assigns, and their current and former members, partners, directors, managers, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown that the Employee now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee arising out of the Employee’s employment with or separation from the Company (collectively, “Claims”). This release of Claims includes, without implication of limitation, the release of all Claims:

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under state law);

•                  under any other federal or state statute, to the fullest extent that Claims may be released;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, salary, bonuses, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding anything to the contrary contained herein, this Release does not apply to or affect (i) the Employee’s right to receive the severance payments set forth in Section 5(c) or 5(d), as applicable, of the Employment Agreement, (ii) the Employee’s ownership of, and the Employee’s rights by virtue of his ownership of, any capital stock or other securities of the Company, (iii) any rights of indemnification or exculpation of which the Employee is the beneficiary under any separate contractual indemnification agreement with the Company in connection with his service as a director or officer of the Company, the corporate charter, bylaws or other charter or organizational instruments or benefit or equity plans of the Company or any other Releasee or at law and rights of coverage to which the Employee may be entitled under any director and officer liability insurance policy of the Company or any other Releasee or (iv) for purposes of clarity, any Claim arising out of any matters or events occurring after the effective date of the Release.

4.                                      Ongoing Obligations of the Employee; Enforcement Rights . The Employee reaffirms his ongoing obligations as well as the Company’s enforcement rights provided for in Sections 7,8 and 9 of the Employment Agreement.

5.                                      No Assignment; Representation on Action. The Employee represents that he has not assigned to any other person or entity any Claims against any Releasee. The Employee further represents that he has not filed or reported any Claims against any Releasee with any state, federal or local agency or court.

6.                                      Right to Consider and Revoke Release. The Employee acknowledges that he has been given the opportunity to consider this Release for a period ending twenty one (21) days after the tender of the Release. In the event the Employee executed this Release within less than twenty one (21) days after the tender of the Release, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty one (21) day period. To accept this Release, the Employee shall deliver a signed Release to the Chairman of the Compensation Committee of the Board (the “Chair”) within such twenty one (21) day period. For a period of seven (7) days from the date when the Employee executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Chair on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period.

7.                                      Other Terms.

(a)                                 Legal Representation; Review of Release. The Employee acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)                                 Binding Nature of Release. This Release shall be binding upon the Employee and upon his heirs, administrators, representatives and executors.

2

(c)                                  Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Employee and the Company.

(d)                                 Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)                                  Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to the conflict of laws provisions of New York law that would require the application of law of any other jurisdiction. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(f)                                   Absence of Reliance. The Employee acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

So agreed by the Employee:

Samir Patel	Date

3